UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ENERGY FOCUS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENERGY FOCUS, INC.

32000 AURORA ROAD

SOLON, OHIO 44139

June 15, 2012

Dear Shareholder:

This year’s Annual Meeting of Shareholders will be held on Wednesday, July 25, 2012, at 1:00 P.M., local time, at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139. You are cordially invited to attend.

The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, have been made a part of this invitation.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe that the rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

Please also note that if you hold your shares in “street name” through a bank or broker, that custodian cannot vote your shares on the election of directors without your specific instructions.

The Proxy Statement and related proxy form are first being made available on or about June 15, 2012.

Thank you for your ongoing support of, and continued interest in, Energy Focus.

Very truly yours,

Joseph G. Kaveski
Chief Executive Officer

ENERGY FOCUS, INC.

32000 AURORA ROAD

SOLON, OHIO 44139

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 25, 2012

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Energy Focus, Inc. (the “Company”) will be held on Wednesday, July 25, 2012, at 1:00 P.M., local time, at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio, for the following purposes:

1.	To elect seven directors to serve for the ensuing year or until their successors are elected and qualified, the nominees for which are as follows: Jennifer Cheng, Simon Cheng, John M. Davenport, J. James Finnerty, Joseph G. Kaveski, Paul von Paumgartten, and R. Louis Schneeberger;

2.	To vote on a proposal to amend the Company’s Form of Certificate of Incorporation to increase the authorized number of shares of the Company’s capital stock to 102,000,000 shares, designating 100,000,000 shares of such authorized capital stock as Common Stock and 2,000,000 shares as Preferred Stock;

3.	To approve an amendment to the Company’s 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 400,000 to 600,000;

4.	To approve an amendment to the Company’s 2008 Incentive Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 3,000,000 to 5,000,000;

5.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on May 29, 2012, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, JULY 25, 2012:

This proxy statement and our annual report on Form 10-K, as amended, are available at:

http://www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Mark J. Plush
Vice President, Chief Financial Officer and Secretary

Solon, Ohio

June 15, 2012

Information Concerning Solicitation and Voting of Proxies	1
Proposal No. 1: Election of Directors	2
Proposal No. 2: Approval of Proposal to Amend the Form of Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	6
Proposal No. 3: Approval of Amendment to the 1994 Employee Stock Purchase Plan to Increase the Number of Shares of Common Stock Authorized for Issuance	8
Proposal No. 4: Approval of Amendment to the 2008 Stock Incentive Plan to Increase the Number of Shares of Common Stock Authorized for Issuance	11
Security Ownership of Principal Shareholders and Management	14
Executive Compensation and Other Information	16
Director Compensation	21
Independent Registered Public Accounting Firm	22
Certain Relationship and Related Transactions	23
Section 16(a) Beneficial Ownership Reporting Compliance	24
Deadline for Receipt of Shareholder Proposals for the 2013 Annual Meeting	24
Householding Information	24
Other Matters	24
Annual Report on Form 10-K	24

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

ENERGY FOCUS, INC.

32000 AURORA ROAD

SOLON, OHIO 44139

INFORMATION CONCERNING SOLICITATION AND VOTING OF PROXIES

General

The enclosed proxy is solicited on behalf of the Board of Directors of Energy Focus, Inc., a Delaware corporation (“Energy Focus” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, July 25, 2012, at 1:00 P.M., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio.

The cost of soliciting these proxies will be borne by the Company. Regular employees and directors of the Company may solicit proxies in person, by telephone, or by mail. No additional compensation will be given to employees or directors for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to the beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either by delivering to Energy Focus, Inc., Attention: Mark J. Plush, 32000 Aurora Road, Solon, Ohio 44139, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the shareholder. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the Annual Meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Record Date and Share Ownership

Only shareholders of record at the close of business on May 29, 2012 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The Company had 44,513,135 shares of Common Stock, par value $.0001 per share (“Common Stock”), issued and outstanding as of that date.

Voting

Each share of Common Stock held as of the Record Date entitles its holder to one vote on matters to be acted upon at the Annual Meeting, including the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Election. Representatives of Cowden & Humphrey Co. LPA will act as the Inspectors of Election. The Inspectors of Election will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under Delaware law for approval of proposals presented to shareholders. Withholding authority to vote on one or more nominees for election as directors will have the practical effect of voting against the election of such nominees for director, because withheld votes will be treated as votes cast under Delaware law. If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should refer to the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will not be permitted to exercise its own voting discretion with respect to the proposals included in this proxy. Thus, if you do not give your bank, broker or nominee specific instructions with respect to the proposals, your shares will not be voted. These shares are called “broker non-votes.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Under Delaware law, broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of the seven nominees for director listed in this Proxy Statement, FOR the approval of the proposal to the amend the Company’s Form of Certificate of Incorporation, FOR the proposal to approve the amendment to the Company’s 1994 Employee Stock Purchase Plan, and FOR the proposal to approve the amendment to the Company’s 2008 Incentive Stock Plan.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nominees

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxy holders will vote in favor of the remainder of those nominated and for such substituted nominees, if any, as shall be designated by the Board of Directors, taking into account any recommendations of the Nominating and Corporate Governance Committee, or the number of directors to be elected at this time may be reduced by the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors at the Annual Meeting to serve until the next annual meeting or until their respective successors are duly elected or appointed.

The Company’s Bylaws provide that the number of directors of the Company shall be no less than five and no more than nine, with the exact number within such range to be fixed by the Board of Directors. The Board of Directors has fixed the current number at seven. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has designated, the seven nominees listed below. Biographical information concerning each nominee is set forth below:

Name	Age	Director Since	Background
Jennifer Cheng	45	n/a	Ms. Cheng is the Co-founder and chairperson for The X/Y Group, a marketing enterprise that exclusively markets and distributes global consumer brand products, including JanSport and Skechers in the greater China region. Previously, Ms. Cheng was a marketing director for Molten Metal Technology, a Boston-based clean energy company that developed patented technologies and offered solutions for advanced treatment and energy recycling for hazardous radioactive waste. Ms. Cheng graduated from Fairleigh Dickinson with a Master in Business Administration and from Rutgers University with a Bachelor degree in Economics. Ms. Cheng is the sister of Simon Cheng.

Simon Cheng	39	n/a	Mr. Cheng is a Managing Director of Communal International Ltd., a group assisting clean energy companies gain market access and improve supply chain efficiencies in Asia. He is also an Executive Board Director of ZW Group, a real estate and shopping center developer in China. Previously, Mr. Cheng was a Co-founder and Chief Executive Officer for The X/Y Group, a marketing enterprise that exclusively markets and distributes global consumer brand products including JanSport and Skechers in the greater China region. Mr. Cheng graduated from New York University with a Bachelor degree in Business Administration. Mr. Cheng is the brother of Jennifer Cheng.

John M. Davenport	67	2005	Mr. Davenport is President of the Company. He joined the Company in November 1999 as Vice President and Chief Technology Officer and was appointed Chief Operating Officer from July 2003 to July 2005, and Chief Executive Officer from July 2005 until May 2008, at which time he was appointed President of the Company. Prior to joining Energy Focus, Mr. Davenport served as President of Unison Fiber Optic Lighting Systems, LLC, from 1998 to 1999. Mr. Davenport began his career at GE Lighting in 1972 as a research physicist and thereafter served 25 years in various capacities including GE Lighting’s research and development manager and as development manager for high performance LED projects. He is a recognized expert in light sources, lighting systems and lighting applications, with special emphasis in low wattage discharge lamps, electronic ballast technology and distributed lighting systems.

J. James Finnerty	61	2008	Mr. Finnerty is a retired Financial Services executive having served most recently as a Managing Director of European-American Equities, a New York City-based investment bank, from June 2009 to June 2011. Mr. Finnerty’s career spanned more than 35 years in the institutional money management community and included positions at Bank Boston, Kidder Peabody, Hambrecht and Quist, Deutsche Bank, Merriman, Curhan, and Ford, and the American Institute for Economic Research. Mr. Finnerty has a Master’s in Business Administration from Cornell University’s Johnson School of Management and a Bachelor of Arts in Economics and Psychology from Boston College. Mr. Finnerty is NASD Series 7 and 63 licensed.

Joseph G. Kaveski	51	2008	Mr. Kaveski is Chief Executive Officer of the Company. He joined the Company in April 2008 as Vice President for Business Development and Global Marketing. On May 6, 2008 the Company’s Board of Directors appointed him as Chief Executive Officer. Prior to joining Energy Focus, Mr. Kaveski led his own strategic engineering consulting business, TGL Company. As a consultant, he worked with Energy Focus on strategic planning initiatives from September 2007 to April 2008. From November 2004 through February 2006, Mr. Kaveski was Vice President of Energy Management Services and Strategic Projects and a member of the senior management team at Johnson Controls, Inc., a global leader in automotive experience, building efficiency and power solutions.

Paul von Paumgartten	64	2004	Mr. von Paumgartten was appointed Lead Director in October 2008. Mr. von Paumgartten is an expert in high performance green buildings and is currently an independent consultant. From 1982 through 2009, he held various positions at Johnson Controls, Inc., most recently serving as Director, Energy & Environment. Prior to that, he was Director of Performance Contracts at Johnson Controls, Inc. Mr. von Paumgartten also was instrumental in the formation of LEEDTM (Leadership in Energy and Environmental Design), the energy efficiency qualification program of the United States Green Building Council. This is a qualification program for sustainable design developed by an industry coalition representing many segments of the building industry.

R. Louis Schneeberger	57	2009	Mr. Schneeberger is currently the Chief Financial Officer of Panther Expedited Services, Inc. Mr. Schneeberger has been an owner, major shareholder, and Chief Financial Officer of Olympic Steel, Inc. He has also served as Chairman of the Board of Royal Appliance Manufacturing Company, Inc. and Chief Financial Officer of OM Group, Inc. Mr. Schneeberger has also assisted many other companies such as Libra Industries, Inc., Austin Powder Company, Peco II, Inc. and Knowledge Investment Partners and as a board member or consultant. Mr. Schneeberger began his career with Arthur Andersen, LLP where his tenure spanned ten years with a focus on Mergers and Acquisitions and SEC matters.

n/a – date is not applicable.

Corporate Governance

Director Independence

The Board of Directors has determined that each of the following current directors and director nominees is independent within the meaning of the listing standards of The NASDAQ Stock Market LLC:

Jennifer Cheng
Simon Cheng
J. James Finnerty
Paul von Paumgartten
R. Louis Schneeberger

In this proxy statement these five directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” Messrs. Finnerty, von Paumgartten and Schneeberg served as directors throughout 2011 and still serve as directors. The shares of the Company’s Common Stock are quoted on the Over-The Counter Bulletin Board.

Board Meetings and Committees; Annual Meeting Attendance

The Board of Directors held a total of 14 meetings during the fiscal year ended December 31, 2011, including seven regular meetings and seven special meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors’ serve. In 2011, Mr. Kaveski and Mr. Davenport represented the Board at the Annual Meeting. The Board of Directors has appointed a Compensation Committee, an Audit and Finance Committee, and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is an Independent Director. The Board has approved a charter for the Compensation Committee, the Audit and Finance Committee, and the Nomination and Corporate Governance Committee, and has adopted Corporate Governance Guidelines for itself.

The Compensation Committee of the Board of Directors, which currently consists of Messrs. Finnerty (Chairman), Schneeberger, and von Paumgartten, held one meeting in 2011. The Compensation Committee’s primary functions are to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers. Other specific duties and responsibilities of the Compensation Committee are to: review and recommend to the Board corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate his performance in light of such goals and objectives and set his compensation level based on this evaluation; develop and monitor compensation arrangements for executive officers of the Company, including review and approval of individual compensation; recommend to the Board guidelines for the review of the performance and establishment of compensation and benefit policies for all other employees; make recommendations regarding compensation plans and policies; administer the Company’s stock option plans and other compensation plans; and make recommendations to the Board regarding compensation of the Board of Directors.

The Audit and Finance Committee of the Board of Directors, which currently consists of Messrs. Schneeberger (Chairman), Finnerty, and von Paumgartten, held four meetings in 2011. The Audit and Finance Committee’s primary functions are to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and other financial information, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. Other specific duties and responsibilities of the Audit and Finance Committee are to: appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditors; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent auditors’ relationship with the Company; and meet with the independent auditors and management to discuss and review the Company’s financial statements, internal controls, and auditing, accounting and financial reporting processes.

The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. von Paumgartten (Chairman), Finnerty, and Schneeberger, held one meeting in 2011. The Nominating and Corporate Governance Committee’s primary functions are to seek, evaluate and recommend nominees for election to the Board of Directors and to oversee matters of corporate governance. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to: determine the composition of the committees of the Board; make recommendations regarding candidates for director proposed by shareholders; consider and plan for executive officer succession, as well as review management development and succession programs; review on an annual basis the performance of the Board and of management; and consider and make recommendations on matters related to the practices, policies and procedures of the Board.

The Company does not have a policy regarding attendance by the Directors at the Company’s Annual Meeting. Only Messrs. Kaveski and Davenport were present at the last Annual Meeting held June 15, 2011.

Compensation Committee

The Company has a standing Compensation Committee of the Board of Directors, currently consisting of Messrs. Finnerty (Chairman), Schneeberger, and von Paumgartten. The Board has approved a charter for the Compensation Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.

The Compensation Committee reviews and recommends to the Board corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluates his performance in light of such goals and objectives, and sets his compensation level based on this evaluation; develops and monitors compensation arrangements for executive officers of the Company, including review and approval of individual compensation; recommends to the Board guidelines for the review of the performance and establishment of compensation and benefit policies for all other employees; makes recommendations regarding compensation plans and policies; administers the Company’s stock option plans and other compensation plans; and makes recommendations to the Board regarding compensation of the Board of Directors. The authority of the Compensation Committee may be delegated to a subcommittee of the Compensation Committee, consisting of one or more directors. The Chief Executive Officer may provide recommendations regarding compensation of other executive officers. The Compensation Committee is empowered to retain consultants for advice on compensation matters.

No director currently serving on the Compensation Committee is or has been an officer or employee of the Company or any of the Company’s subsidiaries. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Audit and Finance Committee

The Company’s Audit and Finance Committee acts as the standing audit committee of the Board of Directors, and currently consists of Messrs. Schneeberger (Chairman), Finnerty and von Paumgartten. The Board of Directors has determined that Mr. Schneeberger is an “audit committee financial expert,” as defined by SEC rules, and that each Committee member is independent within the meaning of the listing standards of The NASDAQ Stock Market LLC. The shares of the Company’s Common Stock are quoted on the Over-The-Counter Bulletin Board. The Board has approved a charter for the Audit and Finance Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee serves as the standing nominating committee of the Board of Directors, currently consisting of Messrs. von Paumgartten (Chairman), Finnerty, and Schneeberger. The Board has approved a charter for the Nominating and Corporate Governance Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.

The Board of Directors sets the size of the Board and nominates directors for election at each Annual Meeting and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election. The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee selects candidates for directors based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all shareholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “Independent Director” under the rules SEC rules. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by shareholders. A shareholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Committee in writing, with any supporting material the shareholder considers appropriate, at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139.

Vote Required and Board of Directors Recommendation

The seven nominees receiving the highest number of votes at the Annual Meeting will be elected as directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2: APPROVAL OF PROPOSAL TO AMEND THE FORM OF CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On May 8, 2012, the Board of Directors adopted a resolution setting forth a proposed amendment to the Company’s Form of Certificate of Incorporation increasing the total number of authorized shares of Common Stock from 60,000,000 to 100,000,000 shares and directing that the proposed amendment be considered at the next annual meeting of shareholders. The text of that amendment is set forth below in this section.

General

We are asking you to approve an amendment to the Company’s Form of Certificate of Incorporation to increase the total number of authorized shares from 62,000,000 shares to 102,000,000 shares. The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the Company’s currently outstanding Common Stock. The number of authorized shares of the Company’s preferred stock would not be affected by this amendment. The number of authorized shares of the Company’s Preferred Stock would be maintained at 2,000,000.

Substantially all of the Company’s currently authorized Common Stock has been issued or is reserved for issuance. In order to continue to fund its operations and grow, the Company may need to raise additional capital from financing sources. One of the ways the Company can raise such cash is by issuing shares and derivative securities from time to time. Without additional authorized shares of Common Stock, the Company will be unable to raise all of the financing it will likely need to maintain its operations. Other important corporate needs, including the potential issuance of shares in a merger or acquisition, supporting the Company’s existing shareholders’ Rights Agreement, or issuing stock-based incentive rewards to the Company’s employees and directors, require additional authorized shares of Common Stock as well.

Article IV(A) of the Company’s Form of Certificate of Incorporation currently authorizes the Company to issue up to 62,000,000 shares of stock, 60,000,000 of which are designated as Common Stock, par value $0.0001 per share, and 2,000,000 shares of which are designated as Preferred Stock, par value $0.0001 per share. The Company’s Common Stock is all of a single class, with equal voting, distribution, liquidation, and other rights. As of May 29, 2012, 44,513,135 shares of Common Stock were issued and outstanding. Substantially all of the remaining 15,486,865 authorized shares of Common Stock have been reserved for issuance under our incentive stock plans and stock purchase plan, and outstanding options, warrants, a convertible promissory note, and a purchase agreement. Therefore, we will require additional authorized shares of Common Stock if Proposal No. 3 to increase the number of shares of Common Stock authorized for issuance under the 1994 Employee Stock Purchase Plan, and Proposal No. 4 to increase the number of shares of Common Stock authorized for issuance under the 2008 Stock Incentive Plan, are approved by shareholders. We have no other current plans, proposals, understandings, agreements or commitments to issue additional common shares for any purpose other than those that may be exercised under such plans as described above.

We anticipate that we may find it beneficial to issue additional shares of Common Stock in the future in connection with one or more of the following:

•

debt or equity restructuring or refinancing transactions, such as debt exchanges or offerings of new convertible debt or modifications to existing securities or as payments of interest on debt securities;

•	acquisitions;

•	strategic investments;

•	partnerships, collaborations and other similar transactions;

•	the Company’s stock incentive plans;

•	financing transactions, such as private or public offerings of Common Stock or convertible securities;

•	corporate transactions, such as stock dividends or splits; and

•	other corporate purposes that have not yet been identified.

If the shareholders approve this proposal to increase the number of authorized shares of Common Stock and the Company were to issue additional shares, such shares could have the effect of delaying or preventing a change of control of the Company without further action by the shareholders. For example, shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued that would make a change of control of the Company more difficult, or be issued to discourage a shareholder seeking to acquire more than 15 percent of the Company’s Common Stock (“an acquiring shareholder”) from attempting to gain control of the Company.

The share increase authorized by this proposal could permit the Company’s Board of Directors to issue shares of Common Stock to all non-acquiring shareholders, who may then be in a position to vote to prevent or delay a proposed business combination that is deemed unacceptable to the Board of Directors, resulting in a potential conflict in the interests of some shareholders and the Company’s management. Likewise, shares could be used to facilitate the adoption of measures intended to deter unfair or coercive takeover tactics not believed to be in the best interests of shareholders.

The Board of Directors is not aware of any attempt or contemplated attempt to acquire control of the Company, and the Common Stock increase is not being presented with the intent that it will be utilized as a type of anti-takeover measure.

Although the share increase will not affect the terms or rights of existing shareholders, an issuance of additional shares of Common Stock will generally have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and the equity and voting rights of shareholders. Depending on the amount of consideration received for any issuance of additional shares of Common Stock, subsequent issuances may also reduce shareholders’ equity on a per share basis.

In order to provide our Board with certainty and flexibility to undertake transactions such as those above to support our future business growth, we deem it is in the best interests of the shareholders and the Company to increase the number of authorized shares of the Company’s Common Stock.

Text of the Proposed Amendment

If this Proposal 2 is approved, the Company will amend its Form of Certificate of Incorporation by replacing Article IV(A) in its entirety with the following:

ARTICLE IV

(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is One Hundred-Two Million (102,000,000) shares, each with a par value of $0.0001 per share. One Hundred Million (100,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.

If this amendment is adopted, it will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of the State of Delaware.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, that also represents a majority of all outstanding shares of Common Stock of the Company, is required for approval. Votes may be cast either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE FORM OF

CERTIFICATE OF INCORPORATION.

PROPOSAL NO. 3: APPROVAL OF AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER

THE PLAN FROM 400,000 TO 600,000

General

The Company’s Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board in April 1994 and approved by the Company’s shareholders in May 1994. The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. In 1999, the shareholders approved an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan from 50,000 to 100,000, and the Purchase Plan was amended to reflect such increase on December 7, 2000. On June 15, 2006 and 2011, shareholders approved amendments to reserve an additional 50,000 and 150,000 shares, respectively. As of May 29, 2012, approximately 110,000 shares remained available for future issuance under the Purchase Plan.

We are asking shareholders to approve an amendment to the Purchase Plan to increase the number of shares authorized for issuance from 400,000 to 600,000.

Description of Plan

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any shareholder upon request.

General

The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an “Offering”) the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a “Purchase Right”) determined on the last day of the Offering. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

Shares Subject to Purchase Plan

Currently, a maximum of 400,000 shares of the Company’s Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the Company’s capital structure or in the event of any merger, sale of assets or other reorganization of the Company. On May 8, 2012, the Board, subject to shareholder approval, amended the Purchase Plan to increase its share reserve by 200,000 to an aggregate of 600,000 shares. The shareholders are now being requested to approve the increase in the Purchase Plan reserve at the Annual Meeting.

Administration

The Purchase Plan is administered by the Board or a duly appointed committee of the Board. Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

Eligibility

Any employee of the Company or of any present or future subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan as of the first day of the Offering is eligible to participate in an Offering under the plan, so long as the employee is employed for more than 20 hours per week and more than five (5) months in a calendar year. However, no employee shall be granted an option who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan. As of May 29, 2012, the Company had approximately 50 employees that would be eligible to participate in the Purchase Plan.

Offerings

Generally, each Offering of Common Stock under the Purchase Plan is for a period of six months (an “Offering Period”) commencing on or about January 1 and July 1 of each year (an “Offering Date”). The Board may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period, so long as such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering to be affected. Generally, shares are purchased on the last day of the Offering Period (a “Purchase Date”). The Board may establish Offering Periods of different lengths and commencement dates.

Participation and Purchase of Shares

Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 5% (or such other rate as the Board determines) of an employee’s compensation on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment. Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the Offering Date. However, no participant may purchase under the Purchase Plan shares of Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company’s Common Stock on the first day of the Offering Period in which the shares are purchased).

On each Purchase Date, the Company issues to each participant in the Offering the number of shares of the Company’s Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is equal to 85% of the lesser of the fair market value per share of the Company’s Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date is established by the Board based on the closing price per share on such date as reported on the Over the Counter Bulletin Board (OTCBB) Capital Market or such other exchange that the Company’s Common Stock trades upon. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.

A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

Transfer of Control

The Purchase Plan provides that, in the event of (i) a proposed sale of all or substantially all of the assets of the Company, or (ii) a merger of the Company with or into another corporation (a “Transfer of Control”), the acquiring or successor corporation will assume the Company’s rights and obligations under the Purchase Plan or substitute equivalent Purchase Rights for such corporation’s stock, unless the Board in its sole discretion adjusts the next Purchase Date to a date on or before the date of the Transfer of Control. In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate unless otherwise provided by the Board.

Termination or Amendment

The Purchase Plan will continue in effect for a term of 20 years (until May 2014) unless it is terminated by the Board prior to such date. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company’s shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant’s death.

If the exercise of a Purchase Right does not constitute an exercise pursuant to an “employee stock purchase plan” under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a non-statutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 15%. Short-term capital gains are generally subject to the same tax rates as ordinary income.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

Changed Plan Benefits

Because benefits under the Purchase Plan will depend on employees’ elections to participate and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by the stockholders. Nonemployee directors are not eligible to participate in the Purchase Plan. As a point of reference, employees, including officers as a group, purchased 156,618 shares in 2011. No shares were purchased under the Purchase Plan by any directors who are not executive officers, any other nominees for election as directors or any associates of such directors or nominees or of any executive officers.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal.

The Board believes that the availability to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company.

THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE INCREASE IN THE NUMBER OF

SHARES RESERVED FOR ISSUANCE UNDER THE 1994 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 4: APPROVAL OF AMENDMENT TO THE 2008 STOCK INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR

ISSUANCE UNDER THE PLAN FROM 3,000,000 TO 5,000,000

General

On May 6, 2008, the Board of Directors adopted the 2008 Incentive Stock Plan (the “2008 Plan”) and on September 30, 2008, shareholders approved it. The purpose of the 2008 Plan is to enable the Company to attract and retain top quality employees, officers, directors and consultants and to provide employees, officers, directors and consultants with an incentive to enhance shareholder returns. The Board of Directors believes that the granting of equity compensation awards is necessary to attract the highest quality personnel, as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to the Company’s continued progress, which ultimately is in the interests of its shareholders. Finally, the Board of Directors believes that stock options and other equity based incentives are an important part of the compensation package the Company offers to its employees and directors.

On June 16, 2010, the shareholders approved an amendment to increase the total number of shares of Common Stock authorized for issuance from 1,000,000 to 3,000,000. As of March 31, 2012, approximately 940,000 shares remain available for issuance. In order to continue to enable the Company to attract and retain top quality employees, officers, directors and consultants and to provide employees, officers, directors and consultants with an incentive to enhance shareholder returns, on May 8, 2012, the Board of Directors amended the 2008 Plan to increase the number of shares authorized for issuance from 3,000,000 to 5,000,000 subject to shareholder approval.

In order to grant incentive stock options to employees under Section 422 of the Internal Revenue Code of 1986, as amended, we are required to obtain shareholder approval of the amendment to the 2008 Plan.

Description of the 2008 Plan

The 2008 Plan provides for the grant of stock options, restricted share awards, and stock appreciation rights to directors, officers, employees and consultants of the Company and its subsidiaries. The 2008 Plan may be administered by the Board of Directors or a committee of the Board of Directors (in either case, referred to in this Proposal as the “Committee”), which has complete discretion to select the participants and to establish the terms and conditions of each option award, subject to the provisions of the 2008 Plan. Options granted under the 2008 Plan may be “incentive stock options” as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified options.

Shares Subject to the 2008 Plan

A total of 3,000,000 shares of Common Stock have been reserved for issuance under the 2008 Plan, as amended. If any option granted under the 2008 Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional awards.

Administration

The 2008 Plan is administered by the Compensation Committee. Subject to the provisions of the 2008 Plan, the Committee may determine the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a non-statutory stock option, the timing, terms of exercisability, and vesting of each option, including the effect thereon of an optionee’s termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Committee may interpret the 2008 Plan and options granted thereunder, and all determinations of the Committee may be final and binding on all persons having an interest in the 2008 Plan or any option. The Committee may re-price options with the consent of the optionees.

Eligibility

Options may only be granted under the 2008 Plan to employees, directors, and consultants of the Company, or a parent or a subsidiary of the Company. As of May 29, 2012, the Company had approximately 65 full-time employees, including five executive officers. While any person eligible under the 2008 Plan may be granted a non-statutory option, only employees may be granted incentive stock options.

Non-Employee Director Options

The 2008 Plan provides for the annual automatic grant of an additional option to purchase 15,000 shares of Common Stock on the first business day following each regular annual shareholders meeting to each non-employee director who was not elected to the Board for the first time at such meeting and who will continue serving on the Board of Directors. These options become exercisable in 12 equal monthly installments.

Restricted Share Awards

The terms of any restricted share award under the 2008 Plan will be set forth in a restricted share agreement to be entered into between Energy Focus and each grantee. The Committee will determine the terms and conditions of any restricted share agreements, which need not be identical. Shares may be awarded under the 2008 Plan in consideration of services rendered prior to the award, without a cash payment by the grantee.

Terms and Conditions of Options

Options granted under the 2008 Plan as may not be exercised more than 10 years after the date of grant. Shares subject to cancelled or terminated options will be reserved for subsequently granted options. The number of options outstanding and the exercise price thereof will be subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 2008 Plan will be effective for 10 years, unless sooner terminated or suspended.

Each option granted under the 2008 Plan will be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2008 Plan. The exercise price of each option granted under the 2008 Plan must equal at least the fair market value of a share of Common Stock on the date of grant. For as long as the shares are listed for trading on the Over the Counter Bulletin Board, the fair market value of a share on the date of grant shall be the last transaction price quoted on that date.

Options granted under the 2008 Plan will become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual stock option grant and agreement. The Committee must also provide in the terms of each stock option grant and agreement when the option expires and becomes un-exercisable, and may also provide the option expires immediately upon termination of employment for any reason. Unless otherwise provided in the applicable stock option grant and agreement, upon termination of employment of an optionee, all options that were then exercisable terminate three months following termination of employment, or such other period of time, not to exceed 12 months, as determined by the Committee.

Amendments to the 2008 Plan

The Committee may at any time amend, alter, suspend or terminate the 2008 Plan. No amendment, alteration, suspension or termination of the 2008 Plan will impair the rights of any optionee, unless mutually agreed otherwise between the optionee and the Committee, which agreement must be in writing and signed by the Company and the optionee. Termination of the 2008 Plan will not affect the Committee’s ability to exercise the powers granted to it under the 2008 Plan with respect to options granted under the 2008 Plan prior to the date of such termination.

Certain Federal Income Tax Consequences

Incentive stock options granted under the 2008 Plan will be afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee’s sale of the shares (assuming that the sale occurs more than two years after grant of the option and more than one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of either of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

All other options granted under the 2008 Plan will be non-statutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a non-statutory stock option. However, upon exercise of the non-statutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee’s resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long term capital gain or loss treatment if the shares have been held for more than one year. The Code provides for reduced tax rates for long term capital gains based on the taxpayer’s income and the length of the taxpayer’s holding period.

The recipient of a restricted share award will generally recognize ordinary compensation income when such shares are no longer subject to a substantial risk of forfeiture, based on the excess of the value of the shares at that time over the price, if any, paid for such shares. However, if the recipient makes a timely election under the Code to be subject to tax upon the receipt of the shares, the recipient will recognize ordinary compensation income at that time equal to the fair market value of the shares over the price paid, if any, and no further ordinary compensation income will be recognized when the shares vest.

In the case of an exercise of a stock appreciation right or an award of stock units, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. The Company is generally entitled to a deduction for federal income tax purposes equal to the amount of ordinary compensation income recognized by the recipient of an award at the time such income is recognized.

The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options or restricted shares. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside, nor does it reflect the tax consequences of an optionee’s death.

Stock Options Outstanding and Available for Future Grant

The following table provides the number of shares outstanding and the number of shares available for future grant under all stock option plans as of March 31, 2012:

Number of Stock Options Outstanding	2,247,250
Weighted Average Exercise Price	$2.31
Weighted Average Term (in years)	7.0

Number of restricted shares issued	756,635

Number of Shares Remaining for Future Grant	937,448

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2008 INCENTIVE STOCK PLAN.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company’s Common Stock as of May 29, 2012, as to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s current directors and director nominees listed below, (iii) the Company’s Chief Executive Officer and each of the Company’s Named Executive Officers listed below, and (iv) all executive officers and directors of the Company listed below as a group. Unless otherwise specified, the address for each officer and director is: 32000 Aurora Road, Solon, OH 44139.

The table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities.

	Shares Beneficially Owned
Name and Address	Number (1)		Percent of Outstanding Common Stock (1)
5% Shareholders
Costar Partners II, LLC	4,000,000	(2)	9.0%
53 East 34th Street
Paterson, New Jersey 07514
Bi Cheng	4,000,000	(3)	9.0%
No. 26 Yuantong Street
Kunming, Yunnan, China
Jag International Ltd.	4,000,000	(4)	9.0%
P.O. Box 3444, Road Town
Tortola, British Virgin Islands
5 Elements Energy Efficiencies (BVI) Ltd.	3,800,000	(5)	8.5%
P.O. Box 3444, Road Town
Tortola, British Virgin Islands
Scott E. DeSano	2,400,000	(6)	5.4%
222 Seaspray Avenue
Palm Beach, Florida 33480
Directors and Named Executive Officers
Roger R. Buelow	141,027	(7)	*
Jennifer Cheng	—	(8)	—
Simon Cheng	—	(8)	—
John M. Davenport	823,006	(9)	1.8%
J. James Finnerty	73,384	(10)	*
Eric W. Hilliard	244,149	(11)	*
Joseph G. Kaveski	442,519	(12)	*
Paul von Paumgartten	110,482	(13)	*
R. Louis Schneeberger	61,033	(14)	*

All directors and executives officers as a group	2,070,600	(15)	4.4%

*	Less than one percent
(1)	Based on 44,513,135 shares outstanding as of May 29, 2012. In addition, shares issuable pursuant to options and warrants which may be exercised through July 28, 2012 are deemed to be issued and outstanding and are included in the reported beneficial holdings, except as explained at the end of this note. These shares have been treated as outstanding in calculating the percentage ownership of the individual possessing such interest, but not for any other individuals. Thus, the number of shares to be outstanding for the purposes of this table varies depending on each individual’s particular circumstances. This table does not include shares that are issuable upon the exercise of warrants that investors acquired as part of units they purchased in the Company’s February 2012 private placement of shares of Common Stock and warrants to purchase common shares, but the notes to the table do include those warrant shares for the 5% shareholders who invested in that offering. The Company is obligated to register with the SEC for resale the shares, and the shares covered by the warrants, that it sold in the offering, and is in the process of doing so.

(2)

Based on a Schedule 13G filed with the SEC by Costar Partners II, LLC (“Costar Partners”) on March 22, 2012. Costar Partners reported shared voting and shared dispositive power over 4,000,000 shares of Common Stock, and over 2,000,000 shares covered by warrants. The address for Costar Partners is 53 East 34th Street, Patterson, NJ, 07514.

(3)	Based on a Schedule 13G filed with the SEC by Bi Cheng on April 27, 2012. Bi Cheng reported sole voting and sole dispositive power over 4,000,000 shares of Common Stock, and over 2,000,000 shares covered by warrants.
(4)	Based on a Schedule 13G filed with the SEC by Jag International Ltd. (“Jag International”) on April 27, 2012. Jag International reported shared voting and shared dispositive power over 4,000,000 shares of Common Stock, and over 2,000,000 shares covered by warrants.
(5)	Based on a Schedule 13G filed with the SEC by 5 Elements Energy Efficiencies (BVI) Ltd. on April 27, 2012. 5 Elements Energy Efficiencies (BVI) Ltd. reported shared voting and shared dispositive power over 3,800,000 shares of Common Stock, and over 1,900,000 shares covered by warrants.
(6)	Based on a Schedule 13D filed with the SEC by Scott E. DeSano on April 5, 2012. Mr. DeSano reported sole voting and sole dispositive power over 2,400,000 shares.
(7)	Includes 39,153 restricted shares, and 101,874 options exercisable as of July 28, 2012.
(8)	Jennifer Cheng and Simon Cheng are brother and sister.
(9)	Includes 223,725 restricted shares, 387,124 options exercisable as of July 28, 2012, and 140,600 warrants exercisable immediately.
(10)	Includes 44,999 options exercisable as of July 28, 2012.
(11)	Includes 42,508 restricted shares and 185,936 options exercisable as of July 28, 2012.
(12)	Includes 55,931 restricted shares and 310,414 options exercisable as of July 28, 2012.
(13)	Includes 75,999 options exercisable as of July 28, 2012.
(14)	Includes 29,999 options exercisable as of July 28, 2012.
(15)	Includes 361,317 restricted shares, 1,186,345 options exercisable as of July 28, 2012, and 265,600 warrants exercisable immediately.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth information about compensation of our Chief Executive Officer, and our other two most highly compensated executive officers (our “Named Executive Officers”):

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Joseph G. Kaveski	2011	225,000	76,002	1,222	302,224
Chief Executive	2010	250,000	57,450	935	308,385
Officer

Eric W. Hilliard	2011	171,000	32,958	1,195	205,153
Chief Operating	2010	190,000	97,313	921	288,234
Officer

Roger F. Buelow	2011	163,558	34,652	7,212	205,422
Chief Technology	2010	175,000	17,819	6,959	199,778
Officer

(1)	The amounts shown for Salary in 2010 include restricted stock issued in lieu of cash paid as part of a salary reduction plan. 2010 includes $25,000, $19,000 and $17,500 for such issuances for Messrs. Kaveski, Hilliard and Buelow, respectively. The salary reduction plan is discussed in the Narrative Disclosure to the Summary Compensation Table.
(2)	The amounts set forth in this column reflect stock options granted to our Named Executive Officers. The amounts listed are equal to the compensation cost recognized by the Company during the year indicated for financial statement purposes in accordance with Accounting Standards Codification (“ASC”) Topic Number 718, Compensation – Stock Compensation (“ASC 718”). This valuation method values stock options granted during the indicated year and previous years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 2 to the Consolidated Financial Statements of the Company’s 2011 Annual Report on Form 10-K filed with the SEC on March 30, 2012.
(3)	The amounts set forth in this column include company contributions for life insurance policies and automobile allowances for Mr. Buelow.

Narrative Disclosure to Summary Compensation Table

The Compensation Committee (the “Committee”) of our Board of Directors has the responsibility for administering our executive compensation program. The Committee reviews and, as appropriate, makes recommendations to the full Board regarding the base salaries and annual cash bonuses for executive officers, and administers our 2008 Incentive Stock Plan, including the grant of stock options. Where appropriate, we have also entered into employment agreements with certain executive officers.

Compensation Philosophy and Objectives: Our principal executive compensation policy, which is endorsed by the Committee, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company and our shareholders. In administering the executive compensation program, the Committee is mindful of the following principles and guidelines, which are supported by the full Board:

•	Base salaries for executive officers should be competitive.

•	A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of our shareholders.

•	The variable part of annual compensation should reflect both individual and corporate performance.

•

As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executives long-term incentives, and help to align further the interests of executives and shareholders in the enhancement of shareholder value.

Our executive officers’ compensation currently has two primary components: base salary and stock-based awards granted pursuant to our 2008 Incentive Stock Plan. In addition, executive officers receive certain benefits that are specifically provided for in their employment agreements or are generally available to all salaried employees. We do not have any defined benefit pension plans, non-qualified deferred compensation arrangements, or supplemental retirement plans for our executive officers.

For each executive officer, the Committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of competitive market factors, internal equity and consistency, and other considerations deemed relevant, such as rewarding extraordinary performance. Our Chief Executive Officer provides the Committee with recommendations for executive officers other than himself, which the Committee reviews and approves as submitted or with revisions, if any. The Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, and has not sought to formally benchmark our compensation against that of our peers.

In 2011 and 2010, no executive officer received an annual base salary increase, and the Company’s executive officers agreed to continue the voluntary salary reductions that began during 2009, with the exception of Mr. Buelow whose salary was restored effective August 22, 2011. The salary reductions are described below.

On May 29, 2009, the Company’s executive officers agreed to accept voluntary salary reductions for the remainder of the 2009 calendar year in exchange for the issuance of restricted shares of Common Stock as authorized under the Company’s 2008 Stock Incentive Plan. On December 31, 2009, the Company’s executive officers agreed to extend these salary reductions through June 30, 2010. On July 9, 2010, the Company’s Chief Executive Officer, with the approval of the Board of Directors, decided to continue the cash salary reductions through December 31, 2010. Each executive officer named in the Summary Compensation Table above voluntarily accepted a 10% salary reduction for May 29, 2009 through December 31, 2010. One executive officer who was not included in the table voluntarily accepted a 40% decrease for the period. The number of restricted shares of Common Stock issued to each executive officer was equal to the dollar value of the individual’s salary reduction divided by the closing price per share of the Company’s Common Stock on May 29, 2009, December 30, 2009 and January 3, 2011. The total number of restricted shares of Common Stock issued to executive officers, including the Named Executive Officers, was 169,547, 137,693 and 93,230, respectively.

With the exception of Mr. Buelow whose salary was restored effective August 22, 2011, the salary reductions described above were continued in 2011; however, no restricted shares were awarded and no agreement to issue such shares was made. The amounts shown in the “Salary” caption of the Summary Compensation Table include the value of the restricted shares issued for 2010 as footnoted.

Base Salary: Base salaries for executive officers are based on a review of salaries for similar positions requiring similar qualifications in similar industries. In determining executive officer salaries, the Compensation Committee has approved the use by management of information from salary surveys.

The Committee determines levels of the executive officers’ base salaries so as to be competitive with amounts paid to executives performing similar functions in comparable-size, non-durable manufacturing companies. The amount of each executive’s annual increase in base salary, if any, is based on a number of largely subjective factors, including changes in the individual’s duties and responsibilities, the personal performance of such executive officer, the performance of the Company, cost-of-living increases, and such other factors as the Committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation.

The Chief Executive Officer annually assesses the performance of all other executive officers and recommends salary increases to the Compensation Committee based on a number of factors such as performance evaluations, comparative data and other relevant factors. The Compensation Committee then reviews the Chief Executive Officer’s recommendations, considers the performance and condition of the Company, and approves the increases for any other officer of the Company.

Bonus Incentive Plan: Prior to fiscal year 2011, the Compensation Committee administered an incentive plan to provide additional compensation to executives who meet established performance goals. In consultation with the Chief Executive Officer, the Compensation Committee annually determined the total amount of cash bonuses available for executive officers and certain other management employees. The target bonuses for executive officers were set by the Compensation Committee. Awards were weighted so that higher awards were received when the Company’s performance reached maximum targets, smaller awards were received when the Company’s performance reached minimum targets, and no awards are made when the Company did not meet minimum performance targets. After the total eligible bonus pool was determined, annual incentives were paid to executive officers based on their individual performance as determined by the Chief Executive Officer.

For fiscal year 2010, awards under this bonus plan were contingent upon the Company’s attainment of operating profit and cash utilization targets set by the Compensation Committee in consultation with the Chief Executive Officer. The Company’s performance in 2010 did not meet established performance goals and, consequently, no bonuses were paid under this bonus incentive plan.

Bonus Equity Incentive Plan: The Compensation Committee administers a stock option incentive plan for executive officers. Awards under this plan are contingent upon the Company’s attainment of specified revenue and earnings targets set by the Compensation Committee in consultation with the Chief Executive Officer. The Company’s performance in 2011 did not meet established performance goals, and consequently, no stock options were awarded under this Plan.

On February 25, 2010, stock options were granted under the Bonus Equity Incentive Plan for the 2010 plan year; however, these options were cancelled on April 1, 2011, as the Company did not attain the specified performance goals in 2010 that were established pursuant to the Plan.

For fiscal year 2012, no Bonus Incentive Plan or Bonus Equity Incentive Plan has been put in place.

Discretionary Bonuses: In addition to bonuses under the incentive plan, each of our executive officers is eligible to receive annual cash bonuses based on determinations made by the Committee in its discretion. The bonus may be based on the specific accomplishments of the individual or on the overall success of the Company, or both.

For 2011 and 2010, the Committee did not adopt a discretionary cash bonus plan and no such bonuses were paid.

Stock Options: The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company’s shareholders and, therefore, periodically grants stock options under the Company’s 2008 Stock Incentive Plan at the then current market price. The Compensation Committee administers the Company’s 2008 Stock Incentive Plan. Stock options will only have value if the Company’s stock price increases over the exercise price.

The Compensation Committee grants options to executive officers after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position, responsibilities, and previous and expected contributions of each officer, previous option grants to such officers and customary levels of option grants for the respective position in other comparable companies. The exercise price for Stock Options is equal to the fair market value of the Company’s Common Stock on the grant date. Options generally vest over a four-year period at a rate of 25% per year where the first 25% vests one year from the date of grant and the remaining 75% vests equally on a monthly basis over the remaining 36 months. The options expire 10 years from the date of grant. On October 21, 2010, the Company’s Board of Directors authorized the immediate vesting of all stock options granted, and the immediate satisfaction or lapse of all restrictions on restricted share granted to the Company’s employees and independent directors under the Company’s stock option plans upon a Change in Control as defined in the 2008 Incentive Stock Plan, or by a Board of Directors determination following a person becoming an Acquiring Person as defined in the Rights Agreement dated as of October 25, 2006, between the Company and BNY Mellon Shareowners Services LLC. As of April 29, 2011, the 2008 Incentive Stock Plan was the only plan under which new options may be granted.

Our stock-based compensation policies have been impacted by the implementation of ASC 718. Generally, ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be expensed based on their fair values over the vesting period.

Section 162(m): Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to a company’s Chief Executive Officer or to any of the company’s other three most highly compensated executive officers (other than the Chief Financial Officer). The statute generally exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. In determining base salary, benefits, perquisites and other compensation, the Committee considers tax deductibility, but a more important goal is to offer compensation that is competitive within our peer group. For 2011, the Company believes that the compensation paid in 2011 to each of the other named executive officers is deductible under 162(m).

Employment agreements with Named Executive Officers: On December 30, 2009, the Company entered into an Officer Continuity Agreement with Mr. Kaveski. Under the agreement, should Mr. Kaveski be involuntarily terminated (i) within three months before or two years after a change of control, or (ii) at any other time, he will be entitled to receive severance benefits for one year from the date of termination. The agreement has a term of three years.

On September 13, 2005, the Company entered into a Management Continuity Agreement with Roger Buelow. Under the agreement, Mr. Buelow would be entitled to receive severance payments equal to one month of base salary, group health coverage premiums , and automobile allowance for each year of employment in the event his employment with the Company was terminated without cause, or if he terminated his employment following a material reduction in his responsibilities inconsistent with his position and past responsibilities under certain other conditions, including following a change in control as defined in the agreement. Mr. Buelow has been employed with the Company for twelve years. The agreement has a term of ten years.

The following table summarizes the estimated severance payments to be made under Mr. Kaveski’s Officer Continuity Agreement and Mr. Buelow’s Management Continuity Agreement at, following, or in connection with a termination of employment due to voluntary resignation, involuntary termination not for cause, death or disability, or change in control:

Employee	Voluntary Termination without Change in Control ($)	Involuntary Termination without Change in Control ($)	Death or Disability ($)	Termination with Change in Control ($)
Joseph G. Kaveski
Severance (1)	—	239,328	—	239,328

Roger F. Buelow
Severance (2)	—	195,386	—	195,386

(1)	The estimated severance payment is based on base salary at December 31, 2011. For Mr. Kaveski, the amount of severance equates to total yearly cash compensation received prior to involuntary termination for the term of twelve months from the date of involuntary termination, and $14,328 for reimbursement of group health coverage premiums for twelve months.
(2)	The estimated severance payment is based on base salary at December 31, 2011. For Mr. Buelow, the amount of severance equates to one month of base salary, group health coverage premiums, and automobile allowance for each year of employment. Mr. Buelow has been employed with the Company for 12 years.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to equity awards outstanding for the Named Executive Officers as of December 31, 2011:

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)		Option Exercise Price ($)	Option Expiration Date
Joseph G. Kaveski	05/06/08	89,583	10,417	(1)	2.00	05/06/18
	11/24/08	77,083	22,917	(2)	1.37	11/24/18
	12/31/09	49,999	50,001	(3)	0.64	12/31/19
	01/18/11	—	150,000	(4)	1.07	01/18/21

Eric W. Hilliard	11/13/06	75,000	—		7.19	11/13/16
	04/26/07	50,000	—		6.36	04/26/17
	10/23/08	19,791	5,209	(5)	1.37	10/23/18
	01/18/11	—	100,000	(4)	1.07	01/18/21

Roger F. Buelow	07/25/02	5,000	—		3.80	07/25/12
	02/19/03	18,750	—		3.35	02/19/13
	07/01/05	25,000	—		10.64	07/01/15
	12/06/07	25,000	—		6.06	12/06/17
	01/18/11	—	75,000	(4)	1.07	01/18/21
	08/05/11		200,000	(4)	0.50	08/05/21

(1)	Options vest monthly through May 6, 2012.
(2)	Options vest monthly through November 24, 2012.
(3)	Options vest monthly through December 31, 2013.
(4)	Options vest over a four-year period at a rate of 25% per year where the first 25% vests one year from the date of grant and the remaining 75% vests equally on a monthly basis over the remaining 36 months.
(5)	Options vest monthly through October 23, 2012.

Equity Compensation Plan Information

The following table sets forth information with respect to our equity compensation plans as of December 31, 2011:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Shares Remaining Available for Future Issuance (2)
Equity compensation plans approved by security holders	2,318,498	$2.28	975,582
Equity compensation plans not approved by security holders	—	—	—

Total	2,318,498	$2.28	975,582

(1)	This column represents the number of shares of Common Stock that may be issued in connection with the exercise of outstanding stock options granted under our 1994 Stock Option Plan, 2004 Stock Incentive Plan, and the 2008 Stock Incentive Stock Plan.
(2)	Consists of 866,200 shares available for future issuance under the 2008 Stock Incentive Plan and 109,382 shares available for future issuance under the 1994 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based awards to attract and retain qualified candidates to serve on its Board. In setting director compensation, it considers the significant amount of time that directors expend in fulfilling their duties, as well as the skill level required.

The following table sets forth the annual cash compensation for directors who are not also employees:

Annual Retainer	$20,000
Additional Annual Retainers:
Lead Director	$10,000
Compensation Committee Chairman	5,000
Audit and Finance Committee Chairman	7,000
Nominating and Corporate Governance Committee Chairman	5,000

Under the terms of the Company’s 2008 Stock Incentive Plan as amended, on the first business day following the conclusion of each regular annual meeting of the Company’s shareholders, each non-employee director who was not elected to the Board for the first time at such meeting and who will continue serving as a member of the Board of Director shall receive an option to purchase 15,000 shares of Common Stock. These options have an exercise price of 100% of the fair market value of the stock on the date of grant, become exercisable monthly over the 12-month period following the date of grant, and expire the day before the tenth anniversary of the grant date or 12 months after termination of service on the Board. The options vest if a Change in Control occurs with respect to the Company during the optionee’s service, as defined by the 2008 Stock Incentive Plan as amended.

For fiscal year 2011 and 2010, in lieu of the automatic options described above, Messrs. von Paumgartten, Finnerty and Schneeberger were each granted 40,000 options. These options vest over four years with 25% vesting after one year and the remaining 75% vesting monthly over the remaining 36 month period. The exercise price for these options was equal to the fair market value of the Company’s Common Stock on the July 23, 2010 grant date.

In the third quarter of 2010, the Board of Directors approved a program offering Independent Directors of the Company the option of accepting restricted shares of the Company’s Common Stock in lieu of quarterly cash compensation. Directors who chose to participate would receive the equivalent of two dollars ($2.00) of the Company’s Common Stock for every one dollar ($1.00) of their normal cash compensation. Directors that chose to accept this program agreed to receive compensation in restricted shares for four consecutive quarters, covering the period of July 2010 until June 2011, with the Common Stock vesting over the equivalent 12 month period. The price of the restricted shares issued pursuant to this program was based upon the closing price of the Company’s Common Stock on September 20, 2010. On September 1, 2010, four of the five Directors agreed to participate in this program.

The following table summarizes the total compensation to non-employee directors for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Paul von Paumgartten	17,500	30,000	47,500
Michael A. Kasper	—	30,000	30,000
J. James Finnerty	22,500	—	22,500
R. Louis Schneeberger	13,500	27,000	40,500
David Anthony	—	20,000	20,000

(1)	Grant date fair value of restricted shares of Common Stock granted to these directors in lieu of cash compensation for their directors’ fees for the period from January 1, 2011 to June 30, 2011, as described above. As of December 31, 2011, all of the restricted stock issued as stock awards had vested.

The following table summarizes the aggregate number of stock option awards outstanding at December 31, 2011:

Name	Aggregate Number of Stock Options Outstanding (#) (1)
Paul von Paumgartten	96,000
Michael A. Kasper	—
J. James Finnerty	65,000
R. Louis Schneeberger	50,000
David Anthony	—

(1)	The number of options vested at December 31, 2011, for Messrs. von Paumgartten, Finnerty and Schneeberger were 70,166, 39,116 and 24,166, respectively.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board of Directors has appointed the firm of Plante & Moran, PLLC, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2012. Representatives of Plante & Moran, PLLC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions from the shareholders.

Principal Accountant Fees and Services

Plante & Moran, PLLC provided audit services to the Company for the fiscal years ending December 31, 2011 and 2010. The following table presents fees for professional services rendered by Plante & Moran, PLLC for the years ended December 31, 2011 and 2010:

	Year Ending December 31,
	2011	2010
Audit Fees (1)	$268,629	$311,784
Other Fees (2)	12,104	43,427

Total Fees	$280,733	$355,211

(1)	Includes fees incurred for audit services related to quarterly reviews and audits of consolidated financial statements. For both 2011 and 2010, the Company was not required to obtain independent public accounting firm certification of its internal control infrastructure as defined by the Sarbanes- Oxley Act. Therefore, no fees related to the audit of Sarbanes-Oxley compliance were incurred.
(2)	Includes fees of $8,948 in 2011 and $23,150 in 2010 for services related to the filing of various registration statements with the SEC. Remaining fees for 2011 and 2010 relate to miscellaneous consulting services.

Pre-Approval Policies and Procedures

It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal auditors be approved in advance by the Audit and Finance Committee. The Audit and Finance Committee pre-approved all services provided by Plante & Moran, PLLC during 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 11, 2011, the Company entered into a Letter of Credit Agreement (“LOC”) with Mark Plush, Chief Financial Officer of the Company, in the amount of $250,000. The LOC has a term of 24 months and bears interest at a rate of 12.5% on the face amount. The LOC is collateralized by a cash deposit with an insurance company issuing the Company’s contract performance bonds and by 32% of the unpledged stock of Crescent Lighting, Ltd., a subsidiary of the Company. As an incentive to enter into the LOC’s, the Company issued five-year, detached warrants to purchase 125,000 shares of Common Stock at an exercise price of $0.01 per share. The warrants were approved by the Company’s shareholders at the Annual Meeting held on June 16, 2010, as part of the Issuance of Warrants to Directors and Officer who Participate in the Company’s Bonding Support Program.

On December 29, 2009, and in conjunction with the acquisition of Stones River Companies, LLC, the Company entered into an LOC with John Davenport, President of the Company, for $250,000. The LOC has a term of 24 months and bears interest at a rate of 12.5% on the face amount. The LOC is collateralized by a percentage of the capital stock of Crescent Lighting Ltd. (“CLL”), which in turn is based on CLL’s net worth as of November 30, 2009, and is subordinated to the senior indebtedness of the Company and CLL. As an incentive to enter into the LOC, the Company issued five-year, detached warrants to purchase 125,000 shares of Common Stock at an exercise price of $0.01 per share. The Company’s shareholders approved the warrants at the Annual Meeting on June 16, 2010, as described above. On December 21, 2011, the LOC was amended to extend the due date of the LOC from December 31, 2011, on a month by month basis as long as interest continued to be earned at 12.5%. The LOC was subsequently paid on March 5, 2012.

On February 27, 2012, the Company entered into an Asian Business Development/Collaboration Agreement with Communal International Ltd. (“Communal”). The agreement has a 60 month term, for which the Company will pay $522,500 to Communal. Additionally, the Company will pay Communal a five percent (5%) commission on the Company’s net sales which occur within the Territory, as defined by the agreement. Communal has a minority ownership interest in 5 Elements Energy Efficiencies (BVI) Ltd., a beneficial owner of more than five percent (5%) of the Company’s Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file certain reports regarding ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission (the “SEC”). Such officers, directors, and 10% stockholders are also required by SEC rules to furnish the Company with copies of all those reports that they file.

Based solely on its review of such reports filed with the SEC and written representations from the reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with for 2011, except for the following Form 4’s that were not filed timely. Form 4’s reporting Messrs. Buelow’s receipt of Common Stock on January 3, 2011, in relation to the 2010 salary reductions described in the “Narrative Disclosure to Summary Compensation Table” section of this Amendment, as well as receipt of stock options for Common Stock on January 18, 2011 and August 5, 2011, were not filed on a timely basis.

DEADLINE FOR RECEIPT OF SHAREHOLDER

PROPOSALS FOR THE 2013 ANNUAL MEETING

A shareholder who wishes to have a proposal included in our proxy statement for the 2013 Annual Meeting of Shareholders must submit the proposal in writing to the Secretary of the Company at our principal executive offices at 32000 Aurora Road, Solon, Ohio 44139, for receipt no later than January 1, 2013, pursuant to Rule 14a-8(e) under the Securities Exchange Act of 1934, assuming that the 2013 Annual Meeting will occur on June 20, 2013, as provided in Section 2.11 of our Bylaws.

A shareholder who wishes to present a proposal at the 2013 Annual Meeting without having it appear in the proxy statement must submit the proposal in writing to our Secretary no earlier than February 21, 2013 and no later than March 20, 2013, assuming that the 2013 Annual Meeting will occur on June 20, 2013, as provided in Section 2.11 of our Bylaws. If the 2013 Annual Meeting is scheduled to occur before May 21, 2013 or after July 20, 2013, the shareholder must submit the notice within ten days of when the Company first publicly announces the Meeting date.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our Common Stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2011 Annual Report on Form 10-K as amended. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed proxy will vote the shares they represent in such manner as the Board may recommend.

ANNUAL REPORT ON FORM 10-K

The Company’s 2011 Annual Report on Form 10-K as amended (the “2011 Annual Report”) may be obtained, without charge, by writing to the Company at 32000 Aurora Road, Solon, Ohio 44139, Attention: Investor Relations or by accessing the report on our website at http://www.efoi.com.

ENERGY FOCUS INC. ATTN: LINDSEY BOND 32000 AURORA SOLON, OH 44139

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1. Election of Directors Nominees
01 Jennifer Cheng 02 Simon Cheng 03 John M. Davenport 04 J. James Finnerty 05 Joseph G. Kaveski 06 Paul von Paumgartten 07 R. Louis Schneeberger
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2 To amend the Company’s Form of Certificate of Incorporation to increase the total number of authorized shares of Common Stock from 60,000,000 to 100,000,000.							☐	☐	☐
3 To approve an amendment to the 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 400,000 to 600,000.							☐	☐	☐
4 To approve an amendment to the 2008 Incentive Stock Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 3,000,000 to 5,000,000.							☐	☐	☐
NOTE: At their discretion, to consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

ENERGY FOCUS INC.

Annual Meeting of Shareholders

July 25, 2012 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Joseph G. Kaveski and Mark J. Plush, or each of them, proxy and attorney-in-fact, with full power to designate a substitute representative, to represent the undersigned and to vote all of the shares of common stock in Energy Focus, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at the Company’s principal executive offices at 32000 Aurora Road, Solon, Ohio, 44139, at 1:00 P.M., Eastern Time, 7/25/2012, and at any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated June 15, 2012 (the “Proxy Statement”), receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on July 25, 2012

Meeting Information
ENERGY FOCUS INC.	Meeting Type: Annual Meeting
For holders as of: May 29, 2012
Date: July 25, 2012 Time: 1:00 PM EDT
ENERGY FOCUS INC. ATTN: LINDSEY BOND 32000 AURORA SOLON, OH 44139	Location: 32000 Aurora Road Solon, OH 44139

You are receiving this communication because you hold shares in the above named company.

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Voting items
The Board of Directors recommends you vote FOR the following:
.

1.	Election of Directors:
	Nominees:
01	Jennifer Cheng	02	Simon Cheng	03	John M. Davenport	04	J. James Finnerty	05	Joseph G. Kaveski
06	Paul von Paumgartten	07	R. Louis Schneeberger

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2	To amend the Company’s Form of Certificate of Incorporation to increase the total number of authorized shares of Common Stock from 60,000,000 to 100,000,000.

3	To approve an amendment to the 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 400,000 to 600,000.

4	To approve an amendment to the 2008 Incentive Stock Plan to increase the number of shares of Common Stock authorized for issuance under the Plan from 3,000,000 to 5,000,000.

NOTE: At their discretion, to consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.